                                  Exhibit 99.1

                             REPORT TO SHAREHOLDERS
                        FIRST QUARTER ENDED JUNE 30, 1998

Fellow Shareholders:

     COMNET Corporation reported revenues of $11.93 million for the first fiscal quarter ended June 30, 1998, compared with $11.87 million for the previous year. Net earnings available to common stockholders (after preferred stock dividends) for the quarter were $0.04 million or $ 0.01 per share, compared with a net loss of $0.95 million or $ 0.29 per share reported for the prior year.

     COMNET's revenue was derived from its 81%-owned subsidiary, Group 1 Software, Inc. Revenue for both Group 1 and COMNET for the prior year included revenue for Group 1's PC and WorldTrak operations, each of which was transferred to other companies later in the year. Group 1's net earnings for the quarter were $50,000 or $0.01 per share, compared with a net loss of $1.09 million or $0.25 per share reported for the same quarter last year.

     The profit improvement compared with the prior years was due primarily to lower costs as well as the elimination of operating losses associated with PC and WorldTrak.

     Group 1's cash flows during the quarter remained strong. There were no short-term borrowings at June 30, 1998 or March 31, 1998, compared with short-term borrowings of $6.03 million at June 30, 1997. Cash and cash equivalents totaled $8.9 million at June 30, 1998, compared with $3.7 million at March 31, 1998 and $1.0 million at June 30, 1997.

     Major business developments during the quarter and up to the time of this writing include:

     - The introduction of DM 1 at the National Center for Database Marketing National Conference and Exhibition in Seattle, Washington. DM 1 is a comprehensive suite of powerful 1-to-1 marketing management tools that allows businesses to capture, enhance, store and utilize internal and acquired customer and prospect data. DM 1 also is the first system to offer access to the new Acxiom(R) DataNetwork(SM) for real-time customer data. With DM 1, businesses can optimize the value of their customer communications, maximizing profitability and return on investment.

          DM 1 helps businesses find, profile and understand who their best customers are and create a variety of integrated target marketing programs, including direct mail, telemarketing and internet marketing communications. DM 1 streamlines the business of data management by allowing organizations to create a customized database marketing system tailored to their specific business objectives. The system's core architecture features a scalable, easy-to-use data mart that includes:

     -    Data integrity, scrubbing, validation

     -    Data extraction and transformation

     -    Demographic and geographic coding

     -    Data Visualization

     -    Online analytical processing (OLAP)

     -    Data mining

     -    Campaign and list management

     -    Database publishing and electronic document composition

DM 1 customers can also choose from a wide range of services, including business process analysis, system design and development, integration, training and transition and long-term support.

The releases of a new version of CODE 1 Plus International. The new release includes Year 2000 (Y2K) compliance designed to process data accurately into the twenty-first century.

     The new release also includes an upgrade for Singapore addresses. Users can now perform more extensive and accurate matching for this important and growing market using street level address validation/correction. CODE 1 Plus International, combined with Group 1's international postal address database, allows businesses to manage lists for 207 countries (including all United Nations-member countries). Organizations using CODE 1 Plus International maximize their opportunity for higher response rates and realize greater control, greater deliverability and reduced waste in their global marketing efforts.

     Furthermore, CODE 1 Plus International's "first" name database option provides nearly 125,000 names (including local spelling and special characters) for many major countries. By using the name databases, businesses can correctly identify gender and ensure that the proper salutation is used based upon the addressee's gender, country and customs. In addition, by correctly identifying gender, business can personalize messages and enhance the effectiveness of their multi-national direct marketing campaigns.

The release of MODEL 1 Enterprise Edition, version 4.0. The new release, created in a client/server environment, supports enterprise needs, including distributed computing and the ability to handle larger customer information databases.

MODEL 1 is a fully integrated software application package that provides a total solution approach to predictive modeling, enabling enhanced business intelligence as well as the ability to create high-impact marketing programs. It is the most powerful tool available for marketers looking to use response modeling, cross-selling, valuation and segmentation analysis as a standard practice for profitable, enterprise decision support.

MODEL 1 Enterprise Edition offers outstanding new features and benefits for larger organizations with enterprise-scale data mining/modeling requirements on NT and Unix servers. Major enhancements include:

- Performance Gains: MODEL 1 Enterprise Edition supports multi-threaded SMP processing for superior performance on multi-processor machines. The Enterprise Edition can perform computing-intensive operations at a far faster rate than the stand-alone version, allowing users to build hundreds of models very quickly.

- Scalability: MODEL 1 Enterprise Edition supports larger data sets than the stand-alone version (2 billion records by 16,350 variables versus 16 million records by 16,350 variables)

- Multi-Tasking: Users of the MODEL 1 Enterprise Edition can start up multiple sessions on the same or different servers.

- Direct Database Access: Users of the MODEL 1 Enterprise Edition can use Structured Query Language (SQL) to directly access relational databases such as Oracle, Sybase, DB2, Informix and Microsoft SQL Server.

        In July 1998, COMNET Corporation and Group 1 Software, jointly announced the appointment of Linda Chapman as an officer -- Assistant Secretary -- of both companies. Ms. Chapman has been with the company since 1979 and has held positions of increasing responsibility in the Finance Department; she is currently Tax Manager.

        The annual meeting of COMNET Shareholders has been scheduled for September 25, 1998 at the offices of Prudential Securities, 46th Floor, New York City. Shareholders will be voting by proxy or in person on the proposed merger of COMNET and Group 1 Software, its 81%-owned subsidiary. We cordially invite you to attend this meeting. If you are unable to attend, please be sure to return your proxy card.


Robert S. Bowen
President and
Chief Executive Officer

Group 1 Software and Code-1 Plus are registered trademarks of Group 1 Software, Inc. DOC1, DataDesigns, Code-1 Plus International and Canadian Code-1 Plus are trademarks of Group 1 Software, Inc. All other trademarks referred here in are the properties of their respective owners.

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
Consolidated Statement of Earnings
--------------------------------------------------------------------------------------------------------
(Unaudited)
 In thousands, except per share data
                                                                       THREE MONTHS
                                                                       ENDED JUNE 30,
                                                                       1998             1997
--------------------------------------------------------------------------------------------------------
Revenue                                                            $   11,929       $   11,870
Operating expenses                                                     11,840           13,350
--------------------------------------------------------------------------------------------------------

Operating earnings (Loss)                                              89               (1,480)
Non-operating income (expense), net                                    56                 (169)
--------------------------------------------------------------------------------------------------------

Earnings (loss) before provision for income taxes                      145              (1,649)
Provision (benefit) for income taxes                                   55                 (534)
Minority interest                                                      9                  (206)
--------------------------------------------------------------------------------------------------------

Net earnings (Loss)                                                    81                 (909)
Preferred stock dividend                                               44               44
--------------------------------------------------------------------------------------------------------

Net earnings (loss) available to common stockholders               $   37           $     (953)
--------------------------------------------------------------------------------------------------------

Basic and diluted earnings (loss) per  share of common stock       $   0.01         $    (0.29)
--------------------------------------------------------------------------------------------------------

Basic weighted average number of common shares outstanding             3,279             3,272
Diluted weighted average number of common and common
    equivalent shares outstanding                                      3,459             3,272
--------------------------------------------------------------------------------------------------------


SUMMARIZED CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------------------------------
In thousands
                                                               June 30, 1998          March 31, 1998
                                                               (Unaudited)            (Audited)
--------------------------------------------------------------------------------------------------------
Assets:
      Cash and cash equivalents                             $  8,872                $ 3,683
      Receivables                                              22,959                 31,043
      Other assets                                             34,978                 35,904
--------------------------------------------------------------------------------------------------------
Total Assets                                                $  66,809               $ 70,630
--------------------------------------------------------------------------------------------------------

      Accounts payable, accrued liabilities and debt        $  10,779               $ 13,623
      Deferred revenue                                         20,204                 21,137
      Deferred income taxes                                    2,953                  3,029
      Minority interest                                        5,692                  5,683
      Stockholders' equity                                     27,181                 27,158
--------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                  $  66,809               $ 70,630
--------------------------------------------------------------------------------------------------------